Trecora Resources Reports Fourth Quarter and Full Year 2018 Results

Conference Call at 10:00 am ET Tomorrow, March 7, 2019

SUGAR LAND, Texas, March 6, 2019 – Trecora Resources ("Trecora" or the "Company") (NYSE: TREC), a leading provider of high purity specialty hydrocarbons and waxes, today announced financial results for the fourth quarter and full year ended December 31, 2018.

Net loss for the year was $2.3 million, or $(0.10) per basic and diluted share, compared with net income of $18 million, or $0.72 per diluted share, in 2017. Revenues increased by about 17% to $288 million from 2017.

“Trecora’s results in 2018, including the fourth quarter, were unacceptable. We have taken important steps to meaningfully improve our performance, and some of those steps have already begun to show results. We are prioritizing outcomes that most immediately impact our financial performance while building a foundation for the future,” said Pat Quarles, Trecora’s President and Chief Executive Officer. “As a manufacturing company, first and foremost, our transformation begins at our plants. Dick Townsend joined the Company in June of last year as Chief Manufacturing Officer and immediately began implementing his plan focused on safe and reliable operations while providing quality products to our customers. I am pleased to report that we have worked injury free throughout our Company since October of last year, both a fundamental in manufacturing and a key leading indicator for reliable, low-cost operations.”

“At the end of 2018 we executed a reorganization at our specialty petrochemicals facility in Silsbee, Texas lowering the operating costs at that facility by approximately $2.5 million per year. We have started to see the benefits from this action in January. We also returned the Advanced Reformer unit to operation in the first week of January, and it has continued to operate reliably.

“Our focus extends beyond manufacturing. We are pleased to welcome Joe Tanner as Senior Vice President of Commercial. Joe brings more than 30 years of experience in the chemicals industry to lead our commercial activities.

“Looking ahead, while demand for specialty petrochemicals in the oil sands market is comparably weaker, we see favorable demand dynamics across the balance of our core markets. We expect that our productivity efforts and the higher reliability of our assets will result in improved profitability in 2019,” Mr. Quarles noted.

“Fourth quarter profitability was impacted by our inability to upgrade byproducts due to the catalyst replacement outage of the Advanced Reformer unit, the exiting of a custom processing relationship and higher operating costs. Overall, operational inefficiencies and associated costs largely drove poor fourth quarter and full year 2018 performance,” commented Sami Ahmad, Trecora’s Chief Financial Officer. “We recently completed a multi-year capital program. Going forward, our annual capex should be approximately $10 million. Free cash flow will be used mainly for debt reduction.”

Mr. Quarles concluded, “We are actively making the operational and commercial changes necessary to drive more robust results going forward. We remain committed to monetizing AMAK, having recently entered into discussions with a leading global investment bank with strong mining expertise. We are committed to the safety of our employees, the reliability of our assets, the high quality of our products and the overall competitiveness of our Company. By prioritizing the most meaningful outcomes and implementing needed changes, we believe we will return Trecora to a higher and more sustainable level of financial performance.”

Fourth Quarter 2018 Financial Results
Total revenue in the fourth quarter was $74.7 million compared with $66.0 million in the fourth quarter of 2017, an increase of 13.2%. The increase in reported revenue was driven by a 9.8% increase in petrochemical sales volume and a 4.6% increase in the average sales price of specialty petrochemical products, in each case, compared with the fourth quarter of 2017.

Gross profit in the fourth quarter was $2.7 million, or 3.6% of total revenues, compared with $10.0 million, or 15.1% of total revenues, in the fourth quarter of 2017. Operating loss for the fourth quarter was $5.0 million compared with operating income of $4.3 million for the fourth quarter of 2017. The decline in gross profit margin is primarily driven by the inability to upgrade the Company’s byproducts due to the catalyst replacement outage of the Advanced Reformer unit, the exit of a custom processing relationship and higher operating costs.

Adjusted net loss for the quarter was $3.3 million, or $(0.13) per share. Net loss for the fourth quarter was $5.3 million, or $(0.22) per diluted share, compared with a net income of $14.0 million, or $0.56 per diluted share, for the fourth quarter of 2017. Reported net loss in the fourth quarter of 2018 includes the impact of equity in losses from AMAK of $0.2 million and restructuring and severance expenses of approximately $2.3 million. The effect of these impacts was approximately $0.08 per diluted share on an after-tax basis. In 2017, equity in earnings of AMAK of $0.9 million along with a tax benefit from the Tax Cut and Jobs Act of approximately $10.3 million had an estimated combined total impact of $0.44 per diluted share.

The Company received $5.3 million in cash from AMAK’s partial repurchase of its outstanding shares from its existing shareholders. The Company’s ownership in AMAK remains at 33.4%.

Specialty Petrochemicals
Specialty petrochemical volume in the fourth quarter was 25.1 million gallons compared with 21.6 million gallons in the third quarter of 2018, and 22.8 million gallons in the fourth quarter of 2017. Prime product volume in the fourth quarter was 18.7 million gallons compared with 17.0 million gallons in the third quarter of 2018, and 17.1 million gallons in the fourth quarter of 2017. Byproduct volume increased 39.5% sequentially and 12.2% year-over-year, to 6.4 million gallons. During the Advanced Reformer unit outage for catalyst replacement in the fourth quarter, sales of byproducts were at prices much below the cost of feed resulting in significantly lower byproduct margins compared to third quarter 2018 and fourth quarter of 2017. Additionally, the fourth quarter was impacted by the exit from a custom processing relationship and higher operating costs. Net income declined to a loss of $2.4 million as compared to income of $2.5 million in the third quarter and $17.7 million in the fourth quarter of 2017. Adjusted EBITDA declined to $2.0 million as compared to $6.2 million in the third quarter of 2018 and $10.4 million in the fourth quarter of 2017.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	DECEMBER 31,
	2018	2017	% Change
Product sales	$64,669	$56,176	15%
Processing fees	1,147	1,788	(36)%
Gross revenues	$65,816	$57,964	14%
Operating profit before depreciation and amortization	2,366	10,217	(77)%
Operating profit (loss)	(546)	8,591	(106%)
Net profit (loss) before taxes	(1,769)	8,171	(122)%
Depreciation and amortization	2,912	1,626	79%
Adjusted EBITDA	2,043	10,398	(80)%
Capital expenditures	6,057	10,366	(42)%

Specialty Waxes
The specialty waxes segment generated revenues of $8.6 million in the fourth quarter, a $1.1 million decrease from the third quarter of 2018, and a $0.6 million increase from the fourth quarter of 2017. Revenue included $6.3 million of wax product sales, down 9.7% from third quarter, and up 20.1% from fourth quarter 2017. Wax sales volumes declined approximately 10.3% from third quarter 2018 and increased 14.2% when compared with fourth quarter 2017. Revenue also included $2.4 million of custom processing fees, down 15.2% from third quarter of 2018, and down 15.3%, from the fourth quarter of 2017.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	DECEMBER 31,
	2018	2017	% Change
Product sales	$6,262	$5,213	20%
Processing fees	2,373	2,801	(15)%
Gross revenues	$8,635	$8,014	8%
Operating loss before depreciation and amortization	(20)	(1,004)	98%
Operating loss	(1,376)	(2,360)	42%
Net loss before taxes	(1,734)	(2,775)	38%
Depreciation and amortization	1,356	1,356	-
Adjusted EBITDA	(111)	(1,200)	91%
Capital expenditures	138	1,968	(93)%

Al Masane Al Kobra Mining Company (“AMAK”)
Trecora reported equity in losses of AMAK of approximately $0.2 million during the fourth quarter of 2018. The Company received $5.3 million in cash from AMAK’s partial repurchase of its outstanding shares from its existing shareholders. The Company’s ownership in AMAK was not impacted and remains at 33.4%.

2018 Full Year Results
For the year, Trecora generated total revenue of $287.9 million compared with revenue of $245.1 million in the prior year.

Gross profit for 2018 was $27.8 million compared with $41.6 million in 2017. The gross profit margin for the year was 9.7% compared with 17.0% in 2017.

Net loss for the full year of 2018 was $2.3 million compared with net income of $18.0 million in 2017. Diluted EPS was $(0.10) compared with $0.72 in 2017. Net loss in 2018 was negatively affected by equity in losses of AMAK of $0.9 million as well as restructuring and severance expenses of $2.3 million for an estimated combined impact of $(0.10) per diluted share on an after-tax basis. In 2017, net income was negatively affected by equity in losses of AMAK of $4.3 million but positively impacted by the Tax Cuts and Jobs Act by $10.3 million for an estimated combined benefit of $0.28 per diluted share on an after-tax basis.

Adjusted EBITDA for the full year of 2018 was $20.3 million compared with $31.7 million in 2017. Adjusted EBITDA margin was 7.1% in 2018 compared with 12.9% in 2017. The decline in Adjusted EBITDA is primarily driven by operating issues with the Advanced Reformer unit and higher operating costs including higher logistics. Adjusted EBITDA, among other things, excludes restructuring and severance expenses of $2.3 million.

Specialty Petrochemicals
Overall, the Company’s worldwide specialty petrochemical demand increased during 2018 compared to 2017. Product sales revenue increased 19.3% driven primarily by volume growth of 7.6%. Generally, product prices also increased compared to 2017 primarily due to higher feedstock costs in 2018. The Company continued to emphasize its competitive advantages achieved through its high-quality products and outstanding customer service and responsiveness.

Specialty petrochemical volume in 2018 was 89.6 million gallons compared with 83.3 million gallons in 2017. Prime product volume in 2018 was 69.4 million gallons compared with 64.0 million gallons in 2017. Byproduct volume, which is sold at lower margins, increased 4.7% year-over-year to 20.2 million gallons.

Dollar amount in thousands – rounding may apply	YEAR ENDED DECEMBER 31,

	2018	2017	% Change
Product sales	$242,763	$203,515	19%
Processing fees	6,916	6,866	1%
Net revenues	249,679	210,381	19%
Operating profit before depreciation and amortization	23,021	36,511	(37)%
Operating profit	14,089	30,201	(53)%
Net profit before taxes	10,705	27,852	(62)%
Depreciation and amortization	8,932	6,310	42%
Adjusted EBITDA	22,744	36,705	(38)%
Capital expenditures	22,431	37,569	(40)%

Specialty Waxes
The Company’s specialty waxes segment generated revenues of $38.3 million, up 10.0% from $34.8 million in 2017. Wax sales continued to experience strong growth both domestically and in exports to Latin America and Europe. Full year wax sales volume increased 5.3% compared to the same period a year ago.

Dollar amount in thousands – rounding may apply	YEAR ENDED
	DECEMBER 31,
	2018	2017	% Change
Product sales	$27,017	$23,819	13%
Processing fees	11,236	10,943	3%
Net revenues	38,253	34,762	10%
Operating profit (loss) before depreciation and amortization	1,949	(35)	5,669%
Operating loss	(3,427)	(4,624)	26%
Net loss before taxes	(4,660)	(5,238)	117%
Depreciation and amortization	5,376	4,589	17%
Adjusted EBITDA	1,785	(269)	764%
Capital expenditures	2,854	14,015	(80)%

Earnings Call
Tomorrow’s conference call and presentation slides will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com or at https://edge.media-server.com/m6/p/yapmxy7i. A replay of the call will also be available through the same link.

To participate via telephone, callers should dial in five to ten minutes prior to the 10:00 am Eastern start time; domestic callers (U.S. and Canada) should call +1-866-417-5724 or
+1-409-217-8234 if calling internationally, using the conference ID 1565589. To listen to the playback, please call 1-855-859-2056 if calling within the United States or 1-404-537-3406 if calling internationally. Use pin number 1565589 for the replay.

Use of Non-GAAP Measures
This press release includes the use of both U.S. generally accepted accounting principles ("GAAP") and non-GAAP financial measures. The Company believes certain financial measures, such as EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. The Company believes that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. These measures are not measures of financial performance or liquidity under GAAP and should be considered in addition to, and not as a substitute for, analysis of our results under GAAP.

These non-GAAP measures have been reconciled to the nearest GAAP measure in the tables below entitled Reconciliation of Selected GAAP Measures to Non-GAAP Measures.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin: We define EBITDA as net income (loss) plus interest expense (benefit) including derivative gains and losses, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA plus share-based compensation, plus restructuring and severance expenses, plus losses on extinguishment of debt, plus or minus equity in AMAK's earnings and losses or gains from equity issuances, and plus or minus gains or losses on acquisitions. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue.

Adjusted Net Income (Loss): We define Adjusted Net Income (Loss) as net income (loss) plus or minus tax effected equity in AMAK's earnings and losses, minus tax effected restructuring and severance expenses, and adjustments for tax law changes in 2017.

Forward-Looking Statements
Some of the statements and information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's financial position, business strategy and plans and objectives of the Company's management for future operations and other statements that are not historical facts, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as "outlook," "may," "will," "should," "could," "expects," "plans," "anticipates," "contemplates," "proposes," "believes," "estimates," "predicts," "projects," "potential," "continue," "intend," or the negative of such terms and other comparable terminology, or by discussions of strategy, plans or intentions, including, but not limited to: expectations regarding future market trends; expectations regarding our future strategic focuses and 2019 financial performance; expectations regarding the Company's monetization of its investment in AMAK; expectations regarding cost savings from the reorganization at our specialty petrochemicals facility; and future capital expectation levels and the use of future free cash flow to reduce debt.

Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such statements. Such risks, uncertainties and factors include, but are not limited to: general economic conditions domestically and internationally; insufficient cash flows from operating activities; difficulties in obtaining financing on favorable conditions, or at all; outstanding debt and other financial and legal obligations; lawsuits; competition; industry cycles; feedstock, product and mineral prices; feedstock availability; technological developments; regulatory changes; environmental matters; foreign government instability; foreign legal and political concepts; foreign currency fluctuations; and other risks detailed in our latest Annual Report on Form 10K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission (the "SEC"). There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this press release and the information included in our prior releases, reports and other filings with the SEC, the information contained in this press release updates and supersedes such information. Forward-looking statements are based on current plans, estimates, assumptions and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

About Trecora Resources (TREC)
TREC owns and operates a specialty petrochemicals facility which specializes in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities. In addition, the Company is the original developer and a 33.4% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.

Investor Relations Contact:
Jean Marie Young
The Piacente Group
212-481-2050
trecora@tpg-ir.com

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2018 (Unaudited)	December 31, 2017
ASSETS	(thousands of dollars)
Current Assets
Cash	$6,735	$3,028
Trade receivables, net	27,112	25,779
Inventories	16,539	18,450
Prepaid expenses and other assets	4,664	3,645
Taxes receivable	182	5,584
Total current assets	55,232	56,486

Plant, pipeline and equipment, net	194,657	182,521

Goodwill	21,798	21,798
Intangible assets, net	18,947	20,808
Investment in AMAK	38,746	45,125
Mineral properties in the United States	588	588

TOTAL ASSETS	$329,968	$327,326
LIABILITIES
Current Liabilities
Accounts payable	$19,106	$18,347
Accrued liabilities	5,439	3,961
Current portion of post-retirement benefit	19	305
Current portion of long-term debt	4,194	8,061
Current portion of other liabilities	733	870
Total current liabilities	29,491	31,544

Long-term debt, net of current portion	98,288	91,021
Post-retirement benefit, net of current portion	358	897
Other liabilities, net of current portion	994	1,611
Deferred income taxes	15,676	17,242
Total liabilities	144,807	142,315

EQUITY
Common stock‑authorized 40 million shares of $0.10 par value; issued 24.6 and 24.5 million in 2018 and 2017, respectively, and outstanding 24.5 and 24.3 million in 2018 and 2017, respectively	2,463	2,451
Additional paid-in capital	58,294	56,012
Common stock in treasury, at cost	(8)	(196)
Retained earnings	124,123	126,455
Total Trecora Resources Stockholders' Equity	184,872	184,722
Noncontrolling Interest	289	289
Total equity	185,161	185,011

TOTAL LIABILITIES AND EQUITY	$329,968	$327,326

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	UNAUDITED
	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2018	2017	2018	2017
			(unaudited)
	(thousands of dollars)
REVENUES
Petrochemical and product sales	70,899	61,389	269,780	227,334
Processing fees	3,770	4,589	18,152	17,809
	74,669	65,978	287,932	245,143
OPERATING COSTS AND EXPENSES
Cost of petrochemical, product sales, and processing (including depreciation and amortization of $4,138, $2,778, $13,618, and $10,089, respectively)	71,975	56,012	260,114	203,582

GROSS PROFIT	2,694	9,966	27,818	41,561

GENERAL AND ADMINISTRATIVE EXPENSES
General and administrative	5,180	4,966	22,396	22,587
Restructuring and severance	2,347	-	2,347	-
Depreciation	148	217	740	872
	7,675	5,183	25,483	23,459

OPERATING INCOME	(4,981)	4,783	2,335	18,102

OTHER INCOME (EXPENSE)
Interest expense	(1,483)	(822)	(4,100)	(2,931)
Loss on extinguishment of debt	-	-	(315)	-
Equity in earnings (losses) of AMAK	(229)	900	(901)	(4,261)
Miscellaneous expense	(117)	(18)	(158)	(60)
	(1,829)	60	(5,474)	(7,252)

INCOME (LOSS) BEFORE INCOME TAXES	(6,810)	4,843	(3,139)	10,850

INCOME TAX (EXPENSE) BENEFIT	1,520	9,129	807	7,159

NET INCOME (LOSS)	(5,290)	13,972	(2,332)	18,009

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	-	-	-

NET INCOME (LOSS) ATTRIBUTABLE TO TRECORA RESOURCES	(5,290)	13,972	(2,332)	18,009

Basic Earnings per Common Share
Net Income (Loss) Attributable to Trecora Resources (dollars)	$(0.220)	$0.58	$(0.100)	$0.74

Basic Weighted Average Number of Common Shares Outstanding	24,545	24,308	24,438	24,294

Diluted Earnings per Common Share
Net Income (Loss) Attributable to Trecora Resources (dollars)	$(0.220)	$0.56	$(0.100)	$0.72

Diluted Weighted Average Number of Common Shares Outstanding	24,545	25,202	24,438	25,129

TRECORA RESOURCES AND SUBSIDIARIES
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES(1)

Adjusted EBITDA Margin
(thousands of dollars; rounding may apply)

	THREE MONTHS ENDED 12/31/18				THREE MONTHS ENDED 12/31/17
	SPEC. WAX	SPEC. PETRO.	CORP	TREC	SPEC. WAX	SPEC. PETRO.	CORP	TREC
NET INCOME (LOSS)	$(1,734)	$(2,435)	$(1,120)	$(5,290)	$(2,775)	$17,755	$(1,008)	$13,972
Interest	267	1,215	-	1,483	219	601	2	822
Taxes	-	351	(1,871)	(1,520)	-	(9,584)	455	(9,129)
Depreciation and amortization	24	107	18	148	22	182	13	217
Depreciation and amortization in cost of sales	1,333	2,805	-	4,138	1,334	1,444	-	2,778
EBITDA	(111)	2,043	(2,973)	(1,041)	(1,200)	10,398	(538)	8,660
Share based compensation	-	-	420	420	-	-	702	702
Restructuring & Severance Expenses	-	-	2,347	2,347	-	-	-	-
Loss on extinguishment of debt	-	-	-	-	-	-	-	-
Equity in losses of AMAK	-	-	229	229	-	-	(900)	(900)
Adjusted EBITDA	$(111)	$2,043	$23	$1,955	$(1,200)	$10,398	$(736)	$8,462

Revenue	8,635	66,034	-	74,669	8,014	57,964	-	65,978
Adjusted EBITDA Margin	(1.30)%	3.1%		2.6%	(15.00)%	17.9%		12.8%

TWELVE MONTHS ENDED 12/31/18					TWELVE MONTHS ENDED 12/31/17
SPEC. WAX	SPEC. PETRO.		CORP	TREC	SPEC. WAX	SPEC. PETRO.	CORP	TREC
NET INCOME (LOSS)	$(4,660)	$7,967	$(5,638)	$(2,332)	$(5,308)	$31,751	$(8,434)	$18,009
Interest	1,069	3,107	(77)	4,100	450	2,474	7	2,931
Taxes	-	2,738	(3,545)	(807)	-	(3,830)	(3,329)	(7,159)
Depreciation and amortization	92	599	50	740	86	724	62	872
Depreciation and amortization in cost of sales	5,285	8,333	-	13,618	4,503	5,586	-	10,089
EBITDA	1,785	22,744	(9,210)	15,319	(269)	36,705	(11,694)	24,742
Share based compensation	-	-	1,422	1,422	-	-	2,707	2,707
Restructuring & Severance Expenses	-	-	2,347	2,347	-	-	-	-
Losses on Extinguishment of Debt	-	-	315	315	-	-	-	-
Equity in losses of AMAK	-	-	901	901	-	-	4,261	4,261
Adjusted EBITDA	$1,785	$22,744	$(4,225)	$20,304	$(269)	$36,705	$(4,726)	$31,710

Revenue	38,253	249,897	(218)	287,932	34,763	210,380		245,143
Adjusted EBITDA Margin	4.7%	9.1%		7.1%	(0.80)%	17.4%		12.9%

Adjusted Net Income and Estimated EPS Impact
(thousands of dollars, except per share amounts; rounding may apply)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net Income (Loss)	$(5,290)	$13,972	$(2,332)	$18,009

Restructuring & severance expenses	$2,347	-	$2,347	-
Equity in losses (earnings) of AMAK	229	(900)	901	4,261
Taxes at statutory rate of 21%	(541)	189	(682)	(895)
Tax effected adjustments	2,035	(711)	2,566	3,366
Tax rate change benefit	-	(10,307)	-	(10,307)
Adjusted Net Income (Loss)	$(3,255)	$13,261	$234	$21,375
Diluted weighted average number of shares	24,545	25,202	24,438	25,129
Estimated effect on diluted EPS (tax effected adjustments/diluted weighted average number of shares)	($0.080)	$0.44	($0.100)	$0.28

(1) This press release includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.